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                                                                  EXHIBIT 10.18

                              SEVERANCE AGREEMENT

  This Severance Agreement is entered into as of this 21st day of April, 1998 by and between Aseco Corporation, a Delaware corporation (the "Company"), and Phillip J. Villari (the "Employee").

                                   Recitals:

  WHEREAS, the Employee is an executive officer of the Company; and

  WHEREAS, the Company and the Employee wish to provide for the payment of certain severance compensation by the Company to the Employee in the event the Employee's employment by the Company is terminated.

  NOW, THEREFORE, in consideration of the Employee's continued service to the Company and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions.

  "Benefit Period" shall mean the six (6)-month period following the Termination Date.

  "Cause" shall be deemed to exist if the Board of Directors of the Company or its successor in good faith determines, after giving the Employee notice and an opportunity to be heard, that the Employee has committed an act constituting fraud, embezzlement, larceny or theft.

  "Change in Control" shall mean (i) the sale, lease, transfer or other disposition by the Company of all or substantially all of its assets in a single transaction or a series of related transactions; (ii) the merger or consolidation of the Company with another entity in which the stockholders of the Company immediately prior to such merger or consolidation hold less than 50% of the outstanding voting stock of the surviving or resulting corporation immediately following such transaction; or (iii) the sale or exchange (to or with any person or entity other than the Company) by the stockholders of the Company of more than 50% of the outstanding voting stock of the Company in a single transaction or series of related transactions.

  "Ineligibility Period" shall mean that portion of the Benefit Period when the Employee is ineligible for coverage under the Company's group life or group health insurance policies.

  "Termination Date" shall mean the effective date of the termination of the Employee's employment with the Company.

  2. Severance.

  In the event the Employee's employment by the Company is terminated without Cause by the Company or any successor within twelve (12) months following a Change in Control, the Company or such successor shall (i) pay the Employee within five days after the Termination Date a lump sum amount equal to six (6) times the Employee's monthly base salary in effect at the time of such termination (less applicable withholding taxes and FICA) and (ii) continue to provide during the Benefit Period life and health insurance coverage to the Employee, with benefits substantially comparable to those provided to executive officers of the Company generally immediately prior to such termination. Notwithstanding the foregoing, the Company shall have the right, in lieu of providing such coverage during any Ineligibility Period, to pay the Employee an amount equal to 200% of the amount it would have cost the Company to provide such coverage during any Ineligibility Period, assuming the Employee were eligible for coverage under the Company's group insurance policies and assuming further no increase in premium costs under such policies after the commencement of the Ineligibility Period.

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  3. Miscellaneous.

  3.1 This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

  3.2 This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

  3.3 This Agreement shall be construed, interpreted and enforced in accordance with the laws of The Commonwealth of Massachusetts.

  3.3a. Upon a "change of control" at any time after you join Aseco, the vesting of all stock options held by you shall be accelerated so that all such options shall be immediately exercisable.

  If your employment is terminated by the Company or its successor at any time within one year from the date of a "change of control" event, you shall be entitled to a severance amount equal to six (6) times your monthly base salary in effect at the time of such termination (less applicable withholding taxes and FICA).

  3.4 This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business.

  3.5 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

  3.6 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                          ASECO CORPORATION


                                          By: _________________________________
                                                    President and CEO

                                          EMPLOYEE


                                          By: _________________________________
                                                    Phillip J. Villari

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